SUPPLEMENT
(To the MTN prospectus supplement, general prospectus supplement and prospectus dated March 31, 2006 and to the related pricing supplement indicated below).

Supplement Number: 2674

                           Merrill Lynch & Co., Inc.

                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                         Re-Opening of Existing Series

             This supplement relates to the the "re-opening", or offering of additional securities of, the series of Merrill Lynch & Co.,
             Inc. senior debt securities indicated below (the "Notes"). The
             Notes offered hereby are being distributed by Merrill Lynch,
             Pierce, Fenner & Smith Incorporated.

Series to be Re-Opened:       Medium-Term Notes, Series C, Fixed Rate Notes
                              due February 15, 2017

CUSIP Number:                 59018YZQ7

Date of Pricing Supplement
Related to the Notes:         February 5, 2007

Principal Amount of Notes
Currently Outstanding:        $ 50,000,000.00

      The Notes Offered Hereby

      Principal Amount:                                  $ 20,000,000.00

      Settlement Date:                                   February 28, 2007

      Interest Commencement Date:                        February 15, 2007
      (The most recent Interest Payment Date)

      Pricing Information (per $1000 principal amount):

                              Price to Public:           100.0000%
                              Proceeds to the Issuer: $  1,002.1667
                              Underwriting Discount:     N/A

Documentation:                You should read this supplement, together with
                              the documents listed below, which together
                              contain the terms of the Notes and supersede all
                              prior or contemporaneous oral statements as well
                              as any other written materials. We urge you to
                              consult your investment, legal, tax, accounting
                              and other advisers before you invest in the
                              Notes.

                              You may access these documents on the SEC Web
                              site at www.sec.gov as follows (or if such
                              address has changed, by reviewing our filings
                              for the relevant date on the SEC Web site):

                                o   Pricing Supplement dated February 5, 2007:
                                    http://www.sec.gov/Archives/edgar/data/65100/000090514807001416/efc7-0569_424b3.htm

                                o   MTN prospectus supplement, dated March 31, 2006:
                                    http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

                                o   General prospectus supplement dated March 31, 2006:
                                    http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

                                o   Prospectus dated March 31, 2006:
                                    http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Dated:                        February 22, 2007